SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2005

CAPITAL TRUST, INC.

(Exact Name of Registrant as specified in its charter)

Maryland	1-14788	94-6181186
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

410 Park Avenue, 14th Floor, New York, NY 10022

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (212) 655-0220

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On December 28, 2005 (the “Effective Date”), Capital Trust, Inc. (the “Company”) entered into an employment agreement (the “Agreement”) with the Company’s chief operating officer, Stephen D. Plavin, pursuant to which Mr. Plavin will serve as the Company’s chief operating officer through December 31, 2008 (the “Expiration Date”), subject to earlier termination under certain circumstances as described below.

Under the Agreement, Mr. Plavin will receive a base salary at an annual rate of $450,000 for the remainder of calendar year 2005. As of January 1, 2006, Mr. Plavin’s base salary shall be increased to $500,000 per year, subject to possible increase by the Company’s board of directors (the “Board”). Pursuant to the Agreement, Mr. Plavin will receive a cash bonus in the amount of $750,000 for calendar year 2005. The Agreement provides for annual bonuses for each year commencing with 2006 that are covered by performance compensation awards under the Company’s amended and restated 2004 long-term incentive plan (the “2004 Plan”), and are tied to the achievement of threshold, target or maximum performance criteria set by the compensation committee of the Board. Under these awards, Mr. Plavin can earn an annual cash bonus ranging from 100% of base salary at threshold performance to 200% of base salary at maximum performance, with a target of 150% of base salary at target performance.

Pursuant to the Agreement, Mr. Plavin was granted, as of the Effective Date and pursuant to the 2004 Plan, an award of 90,000 restricted shares (the “Initial Grant”), 50% of which will be subject to time vesting in eight equal quarterly installments commencing in March 31, 2007 and 50% of which will be issued as a performance compensation award and will vest on the Expiration Date if the total shareholder return, measured for the three-year period commencing on the Effective Date, is at least 13% per annum. Mr. Plavin was also awarded, as of the Effective Date and pursuant to the 2004 Plan, a performance compensation award (the “Performance Compensation Award”) that provides for cash payments equal to 2% of the amount of cash the Company receives, if any, as incentive management fees from CT Mezzanine Partners III, Inc., that vests 65% as of the Effective Date and 35% upon the Company’s receipt of the incentive management fees.

The Company has the option (the “Extension Option”) to extend the Expiration Date by one year to December 31, 2009 upon notice to Mr. Plavin no earlier than June 30, 2008 and no later than September 1, 2008. If the Company exercises the Extension Option, the Company shall grant Mr. Plavin, on or about January 1, 2009 and pursuant to the 2004 Plan, an award of an additional 30,000 restricted shares (the “Additional Grant”), 50% of which will vest on December 31, 2009 and 50% of which will be issued as a performance compensation award and will vest on December 31, 2009 if the total shareholder return, measured for the one-year period commencing on January 1, 2009 and ending on December 31, 2009, is at least 13% for the period.

The Company may terminate Mr. Plavin’s employment upon his death, upon disability that has incapacitated him for at least 120 consecutive calendar days or for at least 180 calendar days, whether or not consecutive, in any 365 calendar day period, or for conduct defined as “cause” in the Agreement. Mr. Plavin has the right to terminate the Agreement for “good reason” as defined in the Agreement, which includes the assignment of materially inconsistent duties, responsibilities and title and change in control. In the event of the Company’s termination of Mr. Plavin’s employment without “cause” or by Mr. Plavin for “good reason,” Mr. Plavin is entitled to certain post termination benefits, including: a lump-sum cash payment equal to the greater of (i) the sum of base salary and target performance bonuses for the balance of the term of the Agreement assuming satisfaction of the performance criteria or (ii) 1.5 times the sum of current base salary and the highest annual cash bonus earned during the term of the Agreement; the accelerated vesting in full of all restricted stock grants made prior thereto and the Initial Grant; the accelerated vesting in full of the Performance Compensation Award; stock options that vested on or before December 31, 2004 may be exercised for the later of one year following termination or the expiration of the options; stock options that were granted or first vest after 2004 may be exercised until the later of December 31 of the year of termination and the date two and one-half months after termination or the expiration of the options; and the Company shall pay medical insurance coverage premiums for the earlier of 18 months following termination or the date Mr. Plavin receives comparable coverage from another employer; and, if the Company has exercised the Extension Option, the Additional Grant will vest in full immediately. In addition, the Agreement also provides specified partial salary and bonus payments and benefits upon death or disability.

The Agreement contains provisions relating to non-competition during the term of employment, protection of the Company’s confidential information and intellectual property, and non-solicitation of the Company’s employees, which provisions extend for up to18 months following termination in certain circumstances.

The foregoing description is qualified in its entirety by reference to the Agreement, which will be attached as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 2005 which the Company intends to file in March 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL TRUST, INC.

By: /s/ Geoffrey G. Jervis
Name: Geoffrey G. Jervis
Title: Chief Financial Officer

Date: December 29, 2005